                                                        Exhibit 10.3
JCPenney          Notice of 2008 Performance Unit Grant

J. C. Penney Company, Inc.
Name [Associate Name]		Employee ID [EEID]
Date of Grant 3/12/2008	Number of Performance Units Granted [Grant Amount]	Performance Cycle Begins: 2/3/2008 Ends: 1/31/2009
2005 Equity
Compensation Plan

You have been granted the number of Performance Units listed above in recognition of your expected future contributions to the success of JCPenney. This Performance Unit grant is a “target” award, which may increase or decrease based on the Company’s actual results for the Performance Cycle as set forth in the Payout Matrix established by the independent members of the JCPenney Board of Directors. This grant is subject to all the terms, rules, and conditions of the J. C. Penney Company, Inc. 2005 Equity Compensation Plan (“Plan”) and the implementing resolutions (“Resolutions”) approved by the Human Resources and Compensation Committee (“Committee”) of the Board. Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Plan and the Resolutions. In the event of a change in capitalization of the Company or other similar event, the number of units shall be adjusted as provided in the Plan.

Definitions
Disability - Disability means totally and permanently disabled within the meaning of the Social Security Act, provided you either (a) qualified for disability insurance benefits under such Act, or (b) in the opinion of the organization that administers the Company’s disability plans, you have a disability which entitles you to such disability insurance benefits except for the fact that you do not have sufficient quarters of coverage or have not satisfied any age requirements under such law.

Payout Matrix - The payout matrix is established by the independent members of the Board at the beginning of the Performance Cycle and describes the percentage of units you shall earn based on the Company’s actual EPS for the Performance Cycle.

Performance Units - The performance units granted under this program are restricted stock units with both performance-based and time-based vesting features. Each performance unit shall at all times be deemed to have a value equal to the then-current fair market value of one share of J. C. Penney Company, Inc. Common Stock of 50¢ par value (“Common Stock”). You can earn from 0% to 200% of the units granted based on the Company’s actual results for the Performance Cycle.

Performance Cycle - The performance cycle is a one-year period beginning on the first day of the Company’s fiscal year and ending on the last day of the fiscal year.

Performance Measurement -The Performance Measurement is the Company’s Diluted Earnings Per Share from continuing operations (“EPS”) over the Performance Cycle.  The Committee, based on objective criteria selected by the Committee may, in its sole discretion and in compliance with Internal Revenue Service regulations, adjust EPS.  Such adjustments may include, but are not limited to, extraordinary items as defined under APB No. 30 (as amended), or other items that are not reflective of normal ongoing operations, such as: asset impairments and write-downs; the effects of losses, or gains as a result of  natural, or man made disasters; litigation and claims judgments; legal or tax settlements;  the effects of tax law changes; changes in accounting or the application of new accounting standards; the effects of restructuring or reorganization programs, including refinancing, debt or common stock repurchases, or other capital restructurings;  gains or losses, realized or unrealized on real estate investments, or assets held for sale.

Retirement—Retirement means your separation from service either (1) at or after age 60 or (2) at or after age 55 with at least 15 years of service with JCPenney or any of its subsidiaries.

How Your Actual Performance Units are Determined
The Company’s EPS for fiscal 2008 shall determine the actual number of Performance Units, if any, that are credited to your account. The Payout Matrix shown below indicates the percentage of Performance Units that shall be credited for the respective EPS amounts.

The actual number of Performance Units that you earn shall be credited to your account as soon as practicable but in no event later than 2 ½ months after the end of the Performance Cycle.

Vesting of Your Credited Performance Units
The actual Performance Units credited to your account shall vest, and the restrictions on your Performance Units shall lapse, according to the following Vesting Schedule, PROVIDED YOU REMAIN CONTINUOUSLY EMPLOYED BY THE COMPANY THROUGH EACH OF THE RESPECTIVE VESTING DATES (unless your employment terminates due to your Retirement, Disability, death, job restructuring/reduction in force/unit closing or an Involuntary Separation from Service without Cause under, and as defined in, the Executive Termination Pay Agreement). Your vested Performance Units shall be paid out in shares of Common Stock as soon as practicable but in no event later than 2 ½ months following each Vesting Date. You shall not be allowed to defer the payment of your shares of Common Stock to a later date.

Vesting Dates	Percent Vesting
March 12, 2009	33-1/3%
March 12, 2010	33-1/3%
March 12, 2011	33-1/3%

Dividend Equivalents
You shall not have any rights as a stockholder until your Performance Units vest and you are issued shares of Common Stock in cancellation of the vested Performance Units. However, after your earned Performance Units have been credited to your account, you shall begin to accrue dividend equivalents on such Performance Units in the amount of any quarterly dividend declared on the Common Stock. Dividend equivalents shall continue to accrue until your Performance Units vest and you receive actual shares of Common Stock in cancellation of the vested Performance Units. The dividend equivalents shall be credited as additional Performance Units in your account to be paid out in shares of Common Stock on each applicable Vesting Date along with the Performance Units to which they relate. The number of additional Performance Units to be credited to your account shall be determined by dividing the aggregate dividend payable with respect to the number of Performance Units in your account by the closing price of the Common Stock on the New York Stock Exchange on the dividend payment date. The additional Performance Units credited to your account are subject to all of the terms and conditions of this Performance Unit award and the Plan and you shall forfeit your additional Performance Units in the event that you forfeit the Performance Units to which they relate.

Employment Termination
If your employment terminates during the Performance Cycle because of Retirement, Disability, death or job restructuring/reduction in force/unit closing, then you shall be entitled to a prorated number of the Performance Units earned in accordance with the Payout Matrix, determined as of the end of the Performance Cycle. The proration shall be based on the ratio of (a) the number of calendar days from the date of grant to the effective date of termination to (b) the total number of calendar days in the vesting period. Any Performance Units earned under this termination provision, shall be immediately vested and delivered in shares of JCPenney Common Stock within 2 ½ months following the end of the Performance Cycle.

If your employment terminates following the end of the Performance Cycle because of Retirement, Disability, death or job restructuring/reduction in force/unit closing, you shall be entitled to a prorated number of the Performance Units earned under the Payout Matrix. The proration shall be based on the ratio of (a) the number of calendar days from the date of grant to the effective date of termination to (b) the total number of calendar days in the vesting period. Any Performance Units that have already vested shall be subtracted from the prorated amount and the remaining prorated Performance Units shall vest immediately and be delivered as shares of JCPenney Common Stock as soon as practicable but in no event later than 2 ½ months following your termination date. Any Performance Units which have not already vested or for which vesting is not accelerated shall expire on such employment termination. The beneficiary listed on your J. C. Penney Company Equity Plan Beneficiary Designation Form shall receive the vested shares covered by the Performance Unit award in the case of termination of employment due to death.

If your employment terminates due to an Involuntary Separation from Service without Cause under, and as defined in, the Executive Termination Pay Agreement, any outstanding Performance Units shall immediately vest and be payable in shares of JCPenney Common Stock, in an amount equal to (1) if termination occurs prior to the end of the Performance Cycle, the target number of Performance Units for such Performance Cycle, and (2) if the termination occurs after the end of the Performance Cycle, the number of Performance Units earned for such Performance Cycle, subject to (a) the execution and delivery of a release in such form as may be required by the Company and (b) the expiration of the applicable revocation period for such release.

If your employment terminates for any reason other than Retirement, Disability, death, job restructuring/reduction in force/unit closing, or Involuntary Separation from Service without Cause under, and as defined in, the Executive Termination Pay Agreement you shall forfeit any unearned and/or unvested Performance Units at the time of such employment termination.

Change of Control
If a Change of Control (as defined in Attachment A to this Notice of Grant) occurs during the Performance Cycle, any outstanding Performance Units shall immediately vest and be payable in shares of JCPenney Common Stock, in an amount equal to (1) if a Change of Control occurs prior to the end of the Performance Cycle, the target number of Performance Units for such Performance Cycle, and (2) if the Change of Control occurs after the end of the Performance Cycle, the number of Performance Units earned for such Performance Cycle.

Taxes and Withholding
At the time your Performance Units vest and you are issued shares of Common Stock or cash in lieu of fractional shares, the fair market value of the shares of Common Stock issued to you shall be included in your W-2 form and the Company shall be required to withhold applicable taxes on such amount. Your withholding rate with respect to this award may not be higher than the minimum statutory rate. The Company shall retain and cancel the number of issued shares equal to the value of the required minimum tax withholding in payment of the required minimum tax withholding due. For purposes of this grant notice, “fair market value” means the closing price of the Common Stock on the New York Stock Exchange, or if the Exchange is closed on the applicable date, or if the Common Stock does not trade on such date, the closing price of the Common Stock on the New York Stock Exchange on the last trading day immediately preceding such date.

Transferability of Your Performance Units
The Performance Units awarded hereunder are non-transferable.

Effect on Other Benefits
The value of the shares covered by the Performance Unit award shall not be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to Company associates.

Administration
The Committee has full authority and discretion, subject only to the terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Performance Unit award. The Committee’s determinations shall be final, conclusive, and binding on you and your heirs, legatees and designees.

This performance unit grant does not constitute an employment contract. It does not guarantee employment for the length of the vesting period or for any portion thereof.

2008 Performance Unit Award Payout Matrix

	2008 EPS	Plan Payout %
Maximum	$4.50	200%
	$4.40	180%
	$4.30	160%
	$4.20	140%
	$4.10	120%
Target	$4.00	100%
	$3.90	80%
	$3.80	60%
	$3.70	40%
	$3.60	20%
Threshold	$3.50	0%

For EPS results that fall in between the intervals shown above, the payout percent increases approximately 2% for each $0.01 above target and decreases approximately 2% for each $0.01 of EPS below target.

Attachment A

A Change of Control Event shall have occurred if there is a change of ownership, a change of effective control, or a change in ownership of a substantial portion of the assets of the Company (as “Company” is defined in the J. C. Penney Company, Inc. 2005 Equity Compensation Plan).

1.
Change of ownership occurs on the date that a person or persons acting as a group acquires ownership of stock of the Company that together with stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

2.
Notwithstanding whether the Company has undergone a change of ownership, a change of effective control occurs (a) when a person or persons acting as a group acquires within a 12-month period 30 percent of the total voting power of the stock of the Company or (b) a majority of the Board of Directors is replaced within 12 months if not previously approved by a majority of the members. A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control Event, i.e. multiple change in control events.

3.
Change in ownership of a substantial portion of the Company’s assets occurs when a person or persons acting as a group acquires assets that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all assets of the Company immediately prior to the acquisition. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to -

(i) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(ii) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
(iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or
(iv) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

Persons will not be considered to be acting as a group solely because they purchase assets of the Company at the same time, or as a result of the same public offering. However persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company.